Exhibit 10.29

Addendum to the Personal Work Agreement

Between:	Advanced Technology Ltd
P.O. Box 58180, Tel-Aviv 61581
(hereafter – Techem)

And between:	Yoram Michaelis
Of 11 Chapman St., Raanana
(hereafter – the employee)

Whereas	on December 12, 1995, a special personal work agreement was signed between ATL and the employee (hereafter: “the Agreement”);

And whereas	the parties have agreed between them to change the provisions of the agreement, all of which as set out below;

Wherefore it has been hereby agreed between the parties as follows:

1.                             The preamble to this Addendum shall constitute an integral part hereof.

2.                             The definition of the basic salary of the employee for every purpose shall be changed so that the element of the accompanying supplement in clause A.3 of the Agreement shall be added to the gross salary element in clause A.1 of the Agreement and shall constitute a part of the basic salary for every purpose, in the following way:

a.                             Starting from September 1, 1999, the basic salary of the employee shall be composed of the gross salary in clause A.1 of the Agreement and a half of the accompanying supplement stated in clause A.3 of the Agreement.

b.                            Starting from March 1, 2000, the basic salary of the employee shall be composed of the salary in clause 2 a of the Addendum and also of the second half of the accompanying supplement as defined in clause A.3 of the Agreement.

3.                             When what is stated in clause 2 above is completed, clause A.3 of the Agreement shall be void.

4.                             Anywhere where it states in the Agreement “the basic salary”, this terms shall be interpreted in accordance with what is stated in this Addendum.

In witness whereof the parties have signed below today, August 23, 1999.

/s/ Yehezkel Zeira, /s/ Tuvia Feldman	/s/ Yoram Michaelis
Advanced Technology Ltd.	The employee